UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

972 444-9001
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation and Leadership Development Committee Actions

On February 27, 2017, at its regularly scheduled first quarter meeting, the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors of Pioneer Natural Resources Company (the “Company”) took the actions summarized below with regard to the compensation of the Company’s “named executive officers” (the executive officers of the Company for whom disclosure was required in the Company’s proxy statement for its 2016 Annual Meeting of Stockholders). The actions with respect to Scott D. Sheffield and Timothy L. Dove were taken in the context of the previously announced succession plan for the Chief Executive Officer (“CEO”) position. Effective December 31, 2016, Mr. Sheffield retired as the Company’s CEO, assuming the role of Executive Chairman of the Board, and Mr. Dove, previously the Company’s Chief Operating Officer, succeeded Mr. Sheffield as CEO.

1. Base salaries. The Committee established base salaries for 2017 for the Company’s named executive officers as follows:

Named Executive Officer	Base Salary
Scott D. Sheffield	$990,000
Timothy L. Dove	900,000
Richard P. Dealy	582,000
Mark S. Berg	460,000
Chris J. Cheatwood	460,000

2. Annual cash bonus program payout. The Committee certified the achievement of the baseline performance goal under the Company’s Annual Incentive Bonus Plan and approved the payout of cash bonus awards to the named executive officers, based on the Committee’s assessment of 2016 performance, as follows:

Named Executive Officer	Amount of 2016 Cash Bonus
Scott D. Sheffield	$2,574,000
Timothy L. Dove	1,350,000
Richard P. Dealy	1,130,000
Mark S. Berg	704,000
Chris J. Cheatwood	633,600

3. Annual cash bonus program 2017 target percentages. The Committee established targets for the Company’s named executive officers for 2017 bonuses payable in 2018 under the Company’s Annual Incentive Bonus Plan. The 2017 bonus target is shown as a percentage of 2017 base salary, and the actual amount paid may be less than, equal to or greater than the target level depending on performance (but not greater than 250% of target):

Named Executive Officer	2017 Bonus Target
Scott D. Sheffield	130%
Timothy L. Dove	130%
Richard P. Dealy	100%
Mark S. Berg	80%
Chris J. Cheatwood	80%

4. Long-term incentive plan awards. The Committee granted awards of restricted stock and performance units under the Company’s 2006 Long-Term Incentive Plan to the named executive officers, as follows.

Named Executive Officer	Number of Restricted Shares/RSUs Awarded	Target Number of Performance Units Awarded
Scott D. Sheffield	-	-
Timothy L. Dove	19,111	19,110
Richard P. Dealy	6,962	6,962
Mark S. Berg	5,597	5,597
Chris J. Cheatwood	5,597	5,597

The restricted stock awards will cliff vest after three years, provided the officer remains employed with the Company. The awards to Messrs. Dove and Berg were granted in the form of restricted stock units, which generally have the same terms as the restricted stock, including being settled in Common Stock of the Company after a three-year vesting period. The vesting of restricted stock and restricted stock units granted to Messrs. Dealy, Berg and Cheatwood automatically accelerates upon a change in control. Mr. Dove’s 2017 award agreement provides that vesting will not automatically accelerate upon a change in control, and will only vest prior to the scheduled vesting date if a qualifying termination event occurs.

Performance units entitle the recipient to the payment of shares if, and only if, the performance of the Company’s common stock relative to that of the Company’s peers ranks the Company above a “threshold” level. Payouts can range from zero percent to 250 percent of the target number of performance units depending on the Company’s relative ranking. Dividends declared during the performance period will be paid at the end of the three-year performance period only on shares delivered for earned units up to a maximum of target shares. Vesting of unearned performance units granted to Messrs. Dealy, Berg and Cheatwood automatically accelerates upon a change in control; provided that payout will be measured based on the Company's actual performance as of the date of the change in control. Mr. Dove’s 2017 performance unit award agreement provides that vesting will not automatically accelerate upon a change in control, and will only vest prior to the scheduled vesting date if a qualifying termination event occurs; provided that payout will be measured based on the Company's actual performance as of the date of the change in control.

5. Certain changes to CEO Compensation. In conjunction with Mr. Dove’s succession to the role of CEO, certain other changes were made to his benefits:

•
Double Trigger for Equity Awards - Mr. Dove’s 2017 equity awards provide, and his future equity awards will provide, for a double trigger; that is, the awards will not automatically accelerate upon a change in control, and will only vest prior to the scheduled vesting date if a qualifying termination event occurs. Previously, as was the case with all of the Company’s employees, Mr. Dove’s awards provided for a single trigger.

•
Severance Agreement Changes; Removal of Retirement Benefit - Mr. Dove’s severance agreement was amended and restated to provide that he will no longer be entitled to receive the benefit of a payment of one year’s base salary upon a voluntary retirement, and was also revised to match the terms of Mr. Sheffield’s severance agreement as CEO, including an increase in the payout following a termination of Mr. Dove’s employment without cause or for good reason from two and one-half times his base salary to three times and the extension of his health benefit coverage from 30 months to 36 months.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Severance Agreement dated February 27, 2017, between the Company and Timothy L. Dove.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

	By:	/s/ Margaret M. Montemayor
Margaret M. Montemayor,
Vice President and Chief
Accounting Officer

Dated: March 3, 2017

EXHIBIT INDEX

PIONEER NATURAL RESOURCES COMPANY

EXHIBIT INDEX

10.1(a)	Amended and Restated Severance Agreement dated February 27, 2017, between the Company and Timothy L. Dove.
___________
(a) Filed herewith.